Exhibit 4.4

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (“Agreement”) is entered into on January     , 2006 among InterMetro Communications, Inc., a California corporation (the “Borrower” or the “Company”), and the lenders signing the signature page hereto (each individually a “Lender” and collectively the “Lenders”), and Glenhaven Corporation, as agent for the Lenders hereunder (the “Agent”). This Agreement amends, restates, and entirely supersedes that certain Loan and Security Agreement, dated November 24, 2003, as amended by that certain Amendment to Loan and Security Agreement, dated June 25, 2004, that certain Amendment to Loan and Security Agreement, dated November 15, 2004, that certain Amendment to Loan and Security Agreement dated November 23, 2004, that certain Amendment to Loan and Security Agreement dated February 21, 2005, that certain Amendment to Loan and Security Agreement dated April 30, 2005, that certain Amendment to Loan and Security Agreement dated May 21, 2005, that certain Amendment to Loan and Security Agreement dated August 19, 2005, that certain Amendment to Loan and Security Agreement dated August 28, 2005, and that certain Amendment to Loan and Security Agreement dated December 1, 2005. Certain capitalized terms used and not otherwise defined herein are defined on Exhibit A hereto.

The parties agree as follows:

1. Loan.

(a) Loan. Subject to the terms and conditions hereof, each Lender, severally and not jointly, shall make a loan (collectively, the “Loan”) to Borrower in the principal sum set forth by its signature on this Agreement. The total Loan shall be not less than $2,491,824 nor more than $2,566,824. Each Loan funded on or before the First Closing or the Second Closing shall be evidenced by a Secured Convertible Promissory Note issued by the Borrower to each Lender at the First Closing or the Second Closing, as the case may be, in the form of Exhibit B hereto, each Loan funded on or before the Third Closing or the Fourth Closing shall be evidenced by a Secured Convertible Promissory Note issued by the Borrower to each Lender at the Third Closing or the Fourth Closing, as the case may be, in the form of Exhibit B-1 hereto, except that the Loan funded by the Agent’s Board designee in the amount of $50,000 on or before the Third Closing shall be evidenced by a Secured Convertible Promissory Note issued by the Borrower in the form of Exhibit B-2 hereto, and each Loan funded on or before the Fifth Closing or the Sixth Closing shall be evidenced by a Secured Convertible Promissory Note issued by the Borrower to each Lender at the Fifth Closing or the Sixth Closing, as the case may be, in the form of Exhibit B-3 hereto (collectively with the Secured Convertible Promissory Notes issued by the Borrower in the form of Exhibit B, Exhibit B-1, and Exhibit B-2 hereto, the “Notes”). In the event of a conflict between the Notes and this Agreement, the terms of this Agreement will govern.

(b) Interest. Each Note and all other monetary Obligations shall bear interest at the lesser of (i) 9% per annum or (ii) the highest rate permitted by law. Interest shall be payable in arrears on the Maturity Date referred to below. Any interest not paid when due shall be added to the principal and shall thereafter bear like interest as the principal of the Notes. Interest accruing after the Maturity Date shall be compounded monthly, without waiving any rights or remedies of the Lenders by reason of the failure to pay the same when due.

(c) Maturity Date. Unless the Notes are earlier converted into equity securities of the Borrower as provided in the Notes, on November 24, 2006 (with respect to Notes issued at the First or Second Closing) or June 25, 2007 (with respect to Notes issued at the Third or Fourth Closing) or January __, 2008 (with respect to Notes issued at the Fifth or Sixth Closing) (each, the “Maturity Date”), the entire outstanding principal balance of the respective Notes and all accrued and unpaid interest thereon and all other monetary Obligations with respect to the respective Notes shall be due and payable as follows: (i) a Quarterly Installment with respect to the applicable Note shall be paid and a number of shares of Common Stock into which the Series A Stock would have been convertible assuming the conversion of the Quarterly Installment in accordance with the terms of the applicable Note and subsequent conversion of such Series A Stock into Common Stock (the “Maturity Shares”) shall be issued on the fifth day of the third full calendar month after the applicable Maturity Date (the “First Payment”) unless the Borrower is Publicly Traded before such date, (ii) a Quarterly Installment with respect to the applicable Note shall be paid and the Maturity Shares with respect thereto shall be issued on the fifth day of the sixth full calendar month after the applicable Maturity Date (the “Second Payment”) unless the Borrower is Publicly Traded before such date, (iii) a Quarterly Installment with respect to the applicable Note shall be paid and the Maturity Shares with respect thereto shall be issued on the fifth day of the ninth full calendar month after the applicable Maturity Date (the “Third Payment”) unless the Borrower is Publicly Traded before such date, and (iv) a Quarterly Installment with respect to the applicable Note and all other Monetary Obligations with respect to such Note shall be paid and the Maturity Shares with respect thereto shall be issued on the fifth day of the twelfth full calendar month after the applicable Maturity Date (the “Fourth Payment”) unless the Borrower is Publicly Traded before such date; provided, however, with respect to each of the First Payment, the Second Payment, the Third Payment, and the Fourth Payment, as the case may be (each a “Payment”), if the Borrower’s Common Stock becomes Publicly Traded prior to the date the applicable Payment is due, the entire remaining outstanding principal balance of the respective Notes and all accrued and unpaid interest thereon shall automatically convert into Common Stock in accordance with the terms of the Notes. As used herein, the term “Quarterly Installment” means an amount equal to 25% of the outstanding principal amount of a Note on its Maturity Date plus all accrued and unpaid interest thereon to the date of payment of such installment. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if prior to the Maturity Date of the Notes, the Borrower attempts to cause its or its successors’ Common Stock to become Publicly Traded, including but not limited to through any consolidation or merger effected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Borrower’s or its successors’ Common Stock, but the Lenders prohibit the Borrower’s ability to do so, the Maturity Dates of the Notes will automatically be extended by a period of twelve months (the “Revised Maturity Dates”) at which time the entire outstanding principal balance of the respective Notes and accrued and unpaid interest thereon shall be due and payable thirty (30) days after the applicable Revised Maturity Date. Within thirty (30) days after the occurrence of an event which causes the Maturity Dates to be extended to the Revised Maturity Dates, Borrower shall give written notice to each Lender of such event. Within thirty (30) days prior to each applicable Revised Maturity Date Borrower shall give the applicable Lenders written notice that payment of the applicable Notes will be made on the thirtieth day after the Revised Maturity Date unless the Lender advises the Borrower in writing within the thirty day period after the Revised Maturity Date of its intention to convert all or any portion of its Note into Series A Stock in accordance with the terms of the Note. Any portion of a Note not so converted shall be paid on the thirtieth day after the Revised Maturity Date as provided herein.

Additionally, if prior to the Maturity Date of the Notes, the Borrower attempts to cause its or its successors’ Common Stock to become Publicly Traded, including but not limited to through any consolidation or merger effected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Borrower’s or its successors’ Common Stock, but the Agent prohibits the Borrower’s ability to do so pursuant to Section 4(c)(i)(A) of this Agreement or otherwise, the Maturity Dates, Payment dates, and Revised Maturity Dates, if applicable, set forth in this Section 1(c) of the Agreement will be extended by a period of thirty (30) days and the Borrower and the Agent agree to negotiate in good faith so that Borrower may proceed with the transaction to cause its or its successors’ Common Stock to become Publicly Traded.

(d) Payments. For all purposes of this Agreement any payments by Borrower shall be made as follows: (i) first, ratably on all outstanding Notes issued at the First Closing and the Second Closing, (ii) second, after payment of all of the outstanding Notes issued at the First Closing and the Second Closing, ratably on all outstanding Notes issued at the Third Closing and the Fourth Closing, and (iii) third, after payment of all outstanding Notes issued at the First Closing, the Second Closing, Third Closing, and Fourth Closing, ratably on all outstanding Notes issued at the Fifth Closing and the Sixth Closing. Payment will only be deemed received when received in immediately available funds or shares of stock, as the case may be, and any immediately available funds or stock received later than 10:00 a.m. (California time) on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue during such period.

(e) Prepayment. The Borrower may at any time prepay the Notes as follows: (i) first, not less than all of the outstanding principal and accrued interest due on the Notes issued at the First Closing and the Second Closing, (ii) second, at any time after payment of all of the outstanding principal and accrued interest due on the Notes issued at the First Closing and the Second Closing, not less than all of the outstanding principal and accrued interest due on the Notes issued at the Third Closing and the Fourth Closing, and (iii) third, at any time after payment of all of the outstanding principal and accrued interest due on the Notes issued at the First Closing, the Second Closing, the Third Closing, and the Fourth Closing, not less than all of the outstanding principal and accrued interest due on the Notes issued at the Fifth Closing and the Sixth Closing. If the Borrower elects to prepay any Notes pursuant to this Section 1(e) of the Agreement, the Borrower must give at least three days prior notice to each applicable Lender and the Agent of the prepayment date. The Borrower shall pay to each applicable Lender all outstanding principal and accrued interest due on its Note and shall issue and deliver to each such Lender a certificate or certificates representing a number of shares of Series A-1 Stock equal to the number of shares of Series A Stock into which such outstanding principal and accrued interest due on the Note is convertible as of the prepayment date; provided, however, that Borrower shall not be obligated to make such payment or issue such shares unless the Lender has delivered its original Note to Borrower or has notified Borrower that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection with such lost Note. The Lenders and Agent shall have the right to exercise all of their rights under the Notes, and interest shall continue to accrue, until payment in full is made hereunder.

(f) Financing Warrants. Upon the issuance of a Note at the Third Closing or the Fourth Closing in the form of Exhibit B-1, the Borrower will issue and deliver to the Lender warrants, in the form of Exhibit H hereto, to purchase two shares of the Borrower’s Common Stock for each dollar funded by the Lender to the Borrower as evidenced by the Note (the “Financing Warrants”). As soon as practicable after the Third Closing, the Borrower covenants to submit for filing with the Secretary of State of the State of California an Amendment to Certificate of Determination in the form attached as Exhibit F-1. As soon as practicable after the Fourth Closing, the Borrower covenants to submit for filing with the Secretary of State of the State of California an Amendment to Certificate of Determination in the form attached as Exhibit F-2.

(g) Fifth and Sixth Closing Financing Warrants. Upon the issuance of a Note at the Fifth Closing or the Sixth Closing in the form of Exhibit B-2, the Borrower will issue and deliver to the Lender warrants, in the form of Exhibit H-1 hereto, to purchase three shares of the Borrower’s Common Stock at an exercise price of twenty-five cents per share for each eighty cents funded by the Lender to the Borrower as evidenced by the Note (the “Fifth and Sixth Closing Financing Warrants” and collectively with the Financing Warrants, the “Warrants”). As soon as practicable after the Fifth Closing, the Borrower covenants to file with the Secretary of State of the State of California an Amendment to Certificate of Determination in the form attached as Exhibit F-3 (collectively with the Certificate of Determination in the form attached as Exhibit F and the Amendment to Certificate of Determination attached as Exhibits F-1 and F-2, the “Certificate of Determination”) and agrees to deliver a copy of such filed Amendment to Certificate of Determination to the Agent.

2. Grant of Security Interest. Borrower grants Agent, for the ratable benefit of each Lender, a security interest in all of the assets and property described in Exhibit A hereto (the “Collateral”) to secure the following (the “Obligations”): the obligation to pay all principal of, and interest on, the Notes, and all other debts, liabilities, obligations, guaranties, covenants and duties now or hereafter owing by Borrower to Lenders or Agent under, arising out of, or relating to this Agreement, including without limitation all interest, fees, costs, and other sums now or hereafter due to the Lenders or Agent, absolute or contingent, liquidated or unliquidated. Borrower will not, hereafter, without Agent’s prior written consent, enter into a license or agreement which contains a provision prohibiting the grant of a security interest in the Borrower’s rights thereunder, unless such license or agreement is not material to its business. Borrower shall take all such actions as Agent requests from time to time, in its good faith business judgment, to perfect or continue the perfection of the security interest granted hereunder.

3. Representations and Warranties. Borrower represents to the Lenders as of each Closing Date and, as to subsections (a)(i), (b)(ii), (e), (f), (g), (h), (i), (j) and (k), as of each date on which shares of Series A Stock are issued as follows (and the following representations shall be deemed continuing until the time set forth in Section 17 of this Agreement):

(a) Authorization; Subsidiaries.

(i) Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of California, and Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate Borrower’s Restated Articles of Incorporation or Bylaws, or, in any material respect, any law or any material agreement or instrument which is binding upon Borrower or its property. This Agreement and the Loan Documents are, or when executed and delivered will be, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except, as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors’ rights. The reservation for potential issuance of the Preferred Stock and Borrower’s Common Stock pursuant to the terms of this Agreement and the Loan Documents and the Certificate of Determination has been approved by the Borrower’s shareholders.

(ii) Borrower has no wholly-owned or partially owned subsidiaries and is not a partner or joint venturer in any partnership or joint venture, except as set forth on Exhibit C. Borrower’s correct name is set forth in the heading of this Agreement and if Borrower hereafter gives Agent written notice within 15 days after any future change in Borrower’s name this representation shall not be deemed to be breached. True and correct copies of the Borrower’s Restated Articles of Incorporation and Bylaws have been delivered to the Agent.

(b) Capitalization; Securities.

(i) The authorized capital of the Borrower consists of the securities shown on Exhibit D hereto. All outstanding shares of stock of the Borrower are duly and validly authorized and issued, fully paid and nonassessable, were issued in compliance with all applicable state and federal securities laws, and are held of record by the Persons and in the amounts set forth on Exhibit D. Except as shown on Exhibit D, (i) there are no outstanding options, warrants, rights (including conversion privileges and preemptive rights) or agreements for the purchase or acquisition from the Borrower of any shares of its capital stock, and (ii) the Borrower is not a party or subject to any agreement or understanding, and, to the Borrower’s knowledge, there is no agreement or understanding between any Persons which affects or relates to the voting or giving of written consents with respect to any security, provided that this representation shall not be deemed to be breached if Borrower gives Agent written notice promptly after Borrower in the future becomes aware of any such agreement or understanding.

(ii) All stock and securities to be issued to Lenders in connection with this Agreement (including stock issued upon conversion of the Notes and the Preferred Stock and upon exercise of the Warrants), when issued in accordance with the terms of this Agreement and the documents relating thereto and for the consideration therein stated, will be duly and validly issued, fully paid and nonassessable, the Preferred Stock will have the terms set forth in the Certificate of Determination and, assuming the accuracy of the Lenders’ representations and warranties herein, such securities will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

(c) Places of Business; Locations of Collateral. The address set forth in this Agreement under Borrower’s signature is Borrower’s chief executive office. Borrower has places of business and Collateral is located only at the locations set forth on Exhibit C hereto, provided that this representation shall not be deemed to be breached if Borrower in the future does any of the following, provided Borrower gives written notice thereof to the Agent within 15 days after any of the following occurs: Borrower changes its chief executive office, or any of the Collateral is moved to outside the United States, or Borrower opens a place of business in another state (other than a state in which Agent’s security interest is perfected).

(d) Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for property which is leased or licensed to Borrower. The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for Permitted Liens, and Borrower will at all times defend Agent, the Lenders, and the Collateral against all claims of others.

(e) Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lenders have been, and will be, prepared in conformity with generally accepted accounting principles (except for the absence of footnotes and subject to normal year-end adjustments with respect to unaudited financial statements, and except in the case of projections or forecasts, which Borrower represents and warrants have been and will be prepared in good faith utilizing assumptions it believes to be reasonable). All financial statements now or in the future delivered to any Lender will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. The Borrower agrees to provide a copy of its financial statements for the three month period ended September 30, 2005 to the Lenders on or before the Fifth Closing and represents that such financial statements fairly represent the financial condition of the Borrower as of September 30, 2005.

(f) Tax Returns and Payments. Borrower has timely filed, and will timely file, all tax returns and reports required by applicable law, and Borrower has timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that

Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral.

(g) Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct of Borrower’s business, and all environmental matters, except where the failure to do so would not result in a Material Adverse Change.

(h) Litigation. Except as set forth on Exhibit C, there is no claim or litigation pending or (to Borrower’s knowledge) threatened against Borrower. Borrower will promptly inform Agent in writing of any claim or litigation in the future which, either separately or in the aggregate, involves more than $50,000. There is no action, proceeding or investigation pending, or to Borrower’s knowledge threatened, against the Borrower or its officers, directors or shareholders, or to the best knowledge of Borrower, against employees or consultants of Borrower, or any basis therefor known to Borrower, involving the prior employment of any of the Borrower’s employees, their use in connection with the Borrower’s business of any Intellectual Property of their former employers, or their obligations under any agreements with prior employers, which individually or in the aggregate could result in a Material Adverse Change.

(i) Information. All information provided to Agent or any Lender by or on behalf of Borrower by a duly authorized officer on or prior to the date of this Agreement is true and correct in all material respects, all information hereafter provided to Agent or any Lender by or on behalf of Borrower by a duly authorized officer will be true and correct in all material respects, and no representation or other statement made, previously, now or hereafter, to Agent or any Lender by or on behalf of Borrower by a duly authorized officer contains or will contain, at the time made, any untrue statement of a material fact or omits or will omit, at the time made, any material facts necessary to make any statements made to Agent or such Lender not misleading at the time made. For the purpose of this paragraph, “information” means written information that (i) relates to any material aspect of Borrower’s business, operations or financial condition, (ii) relates to Collateral, (iii) which is provided by the Borrower to a Lender or Agent pursuant to this Agreement, or (iv) is contained in the Borrower’s Confidential Information Memorandum dated October 2003 (the “Confidential Memorandum”), except for the financial projections contained therein, which projections are subject to Section 3(e) hereof, and in the document entitled “Representations and Warranties” delivered to Agent.

(j) Intellectual Property. Borrower is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement with the rights of, others. The Borrower has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other Person. Borrower is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Borrower or that would conflict with Borrower’s business as proposed to be conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Borrower’s business as proposed, will, to the best of the Borrower’s knowledge after due inquiry, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Borrower does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Borrower. Borrower is not aware of any violation or infringement by a third party of any of its Intellectual Property. Borrower is not aware of any technological development or product that would have a material adverse effect on its business or its Intellectual Property. Exhibit C contains a complete list of Borrower’s Intellectual Property. Except as set forth on Exhibit C, there are no outstanding options, licenses or agreements of any kind relating to the Borrower’s Intellectual Property, nor is Borrower bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other Person.

(k) Proprietary Agreements; Employees. Each current and former employee and consultant of Borrower will, within two weeks from the date hereof, execute, and each new employee will execute, and Borrower will use its best efforts to have its consultants execute, an agreement with Borrower (in substantially the form attached as Exhibit E) agreeing to maintain the confidentiality of proprietary information and agreeing to assign certain inventions to Borrower. Borrower is not aware that any of its employees or consultants is in violation thereof and will use its best efforts to prevent any such violation.

4. Covenants.

(a) Reports. Until such time as Borrower is an issuer which files periodic reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (a “Public Reporting Company”), Borrower shall provide to each holder of Notes or Series A Stock, as the case may be: (i) so long as the Notes are outstanding, unaudited financial statements for each of the first three quarters of each fiscal year within forty-five (45) days after each such quarter, or as soon as available (whichever occurs first); (ii) after the Notes have been paid in full or converted into Series A Stock for so long any Series A Stock is outstanding, unaudited financial statements for each of the first three quarters of each fiscal year within forty-five (45) days after each such quarter, or as soon as available (whichever occurs first); (iii) audited fiscal year end financial statements for the fiscal year ending December 31, 2004 by January 31, 2006, or as soon as available (whichever occurs first) and audited fiscal year end financial statements within one hundred twenty (120) days after the last day of each fiscal year or as soon as available (whichever occurs first) for all other applicable fiscal years; (iv) so long as the Notes are outstanding, a compliance certificate, quarterly, within ten days after the end of each fiscal quarter of Borrower, signed by an executive officer of Borrower, certifying that on the date given no Event of Default and no event which, with notice or time or both, would constitute an Event of Default has occurred and is continuing; (v) promptly after mailing, copies of all reports or communications to the Borrower’s shareholders; and (vi) upon request, such other information relating to Borrower’s operations and condition as Borrower would be required to provide if it were subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, including information on the issuance of its equity securities and the closing of such transactions, as Agent may request from time to time, in its good faith business judgment. A designated officer of Agent shall have the right to review Borrower’s books and records and audit and inspect the Collateral, from time to time, upon seven days’ notice to Borrower, provided that such inspections shall be limited to two in any consecutive twelve-month period (but such limit shall not apply to inspections at the time that any Event of Default or event which, with notice or time or both, as set forth in Section 6 hereof, would constitute an Event of Default has occurred and is continuing). Borrower will cause its chief executive officer and/or chief financial officer to discuss matters concerning Borrower with Agent and to answer its questions concerning Borrower upon seven days’ prior notice. Borrower will reimburse Agent for the reasonable costs it may incur from time to time in such inspections and review.

(b) Insurance. Borrower will maintain insurance on the Collateral and Borrower’s business, in amounts and of a type that are customary to businesses similar to Borrower’s, and Agent will be named in a lender’s loss payable endorsement in favor of Agent, in form reasonably acceptable to Agent.

(c) Negative Covenants.

(i) So long as any principal and/or interest remain outstanding under any of the Notes, Borrower shall not, without the prior written consent of the Agent which consent or decision not to consent must be provided to the Borrower in writing within ten (10) Business Days of Agent’s receipt of the Borrower’s written request for such consent or the Agent will be deemed to have consented, do any of the following:

(A) merge or consolidate with another corporation or entity, excluding any consolidation or merger effected exclusively to change the Borrower’s domicile and any consolidation or merger effected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Borrower’s Common Stock, provided that after such consolidation or merger, the Notes are convertible into a class of preferred stock of the surviving entity which has the same rights, preferences and privileges as those of the Preferred Stock set forth in the Certificate of Determination;

(B) acquire any assets of an Affiliate of the Borrower;

(C) sell, lease, or transfer any Collateral except for sales of Inventory and obsolete or unneeded Equipment in the ordinary course of business;

(D) transfer, sell or license any Intellectual Property, except for the licensing of any Intellectual Property in the ordinary course of business;

(E) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);

(F) redeem, purchase or otherwise acquire any of Borrower’s Common Stock;

(G) make any loans or advances to any Persons in excess of $50,000 in the aggregate outstanding at any given time other than expense advances in the ordinary course of business as currently conducted;

(H) directly or indirectly enter into any material transaction with any Affiliate of Borrower except for loans by any Affiliate of Borrower to Borrower, investments by any Affiliate of Borrower in Borrower, and transactions that are in the ordinary course of Borrower’s business (collectively, the “Affiliate Transactions”), provided such Affiliate Transactions are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliated Person or the Lenders are offered participation pursuant to Section 4(i) of this Agreement;

(I) make any payment on any indebtedness which is subordinate to the Obligations other than a payment on any Permitted Indebtedness or other than in accordance with a subordination agreement in favor of Agent relating thereto;

(J) create, incur, assume or suffer to exist any Lien on or with respect to any of the Collateral, other than Permitted Liens;

(K) create, incur, assume, or suffer to exist, any Indebtedness, except Permitted Indebtedness;

(L) directly or indirectly, make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than Investments in Permitted Investments;

(M) increase the number of shares of Common Stock reserved for issuance to employees, directors or consultants pursuant to stock option, stock purchase, stock bonus or similar plans to more than 15% of Borrower’s then outstanding shares of Common Stock, assuming full conversion of any outstanding preferred stock and the Notes into shares of Series A Preferred Stock and the conversion of those shares of Series A Preferred Stock into shares of Common Stock under the Certificate of Determination;

(N) until the Borrower has earned positive net income for a full fiscal year, increase the compensation paid to the Borrower’s executive officers above the amounts set forth on Exhibit C hereto;

(O) voluntarily dissolve or liquidate;

(P) amend, alter or repeal Article VI of the Borrower’s Articles of Incorporation;

(Q) file an amendment to the Certificate of Determination, except an amendment to increase the number of authorized shares of Series A Stock or Series A-1 Stock; or

(R) agree to do any of the foregoing.

(ii) So long as any principal and/or interest remain outstanding under any of the Notes, Borrower shall give written notice to the Agent within ten (10) days after Borrower does any of the following:

(A) enters into a transaction outside the ordinary course of business;

(B) directly or indirectly, gives any indemnity, except for indemnities given in the ordinary course of business;

(C) amends, alters or repeals any provision of the Articles of Incorporation (including any filing of a Certificate of Designation) or the Bylaws of Borrower;

(d) Intellectual Property. Borrower will use reasonable efforts promptly to register all of its software and other copyrightable Intellectual Property with the United States Copyright Office and to file patent applications with the United States Patent and Trademark Office on all patentable Intellectual Property developed or acquired by Borrower from time to time hereafter, and will provide evidence of same to Agent within five (5) Business Days after written request from Agent. Borrower will execute such documents and take such other actions as Agent may reasonably request to perfect the security interest granted in all Intellectual Property.

(e) Use of Proceeds. Borrower will use the proceeds of the Loan for general operating purposes and shall not in any event use such proceeds for investment activities.

(f) Voting Agreement. Each Lender issued a Note by the Borrower at the Fifth Closing or the Sixth Closing will enter into a voting agreement with the Borrower in the form of Exhibit I hereto (the “Voting Agreement”).

(g) Registration Rights. If the Borrower engages in any financing with respect to which the Lenders have rights of first refusal pursuant to Section 4(i) hereof, the Lenders shall be entitled to the same investor protections as are afforded to the investors in such financing on a pari-passu basis with such investors to the extent such protections are more favorable than the terms of this Agreement or the Note, including (if applicable) anti-dilution protection, co-sale rights, pre-emptive rights or registration rights with respect to all shares of Common Stock into which the Series A Stock is convertible and the Warrants are exercisable. Additionally, with respect to shares of Borrower’s Common Stock held by a Lender or the Agent and obtained through the conversion of the Preferred Stock or the exercise of any warrants issued pursuant to this Agreement or any warrants issued to the Agent pursuant to that certain Advisory Agreement between the Borrower and Agent dated November 24, 2003, as amended, (“Registrable

Securities”), if the Borrower determines to register any of its securities for its own account, other than a registration relating solely to employee benefit plans or a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act or a registration on any registration form which does not permit secondary sales, the Borrower shall promptly give to each holder of Registrable Securities written notice thereof and include in such registration (and any related qualification under blue sky laws) and in any underwriting involved therein, the number of shares of Registrable Securities specified in a written request made by such holders within ten (10) days after receipt of such written notice from the Borrower (the “Piggyback Registration Right”). Notwithstanding anything else herein to the contrary, if the representative of the underwriters in any underwritten registration advises the Borrower in writing that marketing factors require a limitation of the number of Registrable Securities to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Borrower shall so advise all holders requesting registration, and the number of Registrable Securities that shall be included in the registration and underwriting shall be allocated among the holders requesting inclusion in the registration pro rata based on the total number of Registrable Securities held by such holders: provided, however, that Borrower shall not limit the number of Registrable Securities to be included in a registration pursuant hereto in order to include securities held by shareholders with no registration rights or to include securities issued to founders, directors or executive officers of Borrower other than Registrable Securities. All registration expenses incurred in connection with any registration pursuant to this Section 4(g) and the reasonable fees for one counsel for the Lenders not to exceed $15,000 (the “Allowable Legal Fees”) shall be borne by Borrower, provided, however, that each holder shall be responsible for the selling commissions and underwriting discounts related to the sale of its own Registrable Securities, legal fees in excess of the Allowable Legal Fees, and the fees and disbursements of more than one counsel to the holders. In connection with any such registration, the Borrower, the holders whose Registrable Securities are included in such registration, and any underwriters participating therein, shall enter into an indemnification agreement with such terms and conditions as are customary in similar transactions, provided that in no event shall the liability of any holder pursuant to such indemnity exceed the gross proceeds from the offering received by such holder.

(h) Rule 144 Reporting. With a view to making available to the Lenders the benefits of certain rules and regulations of the Securities and Exchange Commission (“SEC”) which may permit the sale of Borrower’s Common Stock to the public without registration, Borrower agrees to use its best efforts to:

(i) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act of 1933 (the “Securities Act”), at all times after the Borrower’s Common Stock is Publicly Traded;

(ii) File with the SEC, in a timely manner, all reports and other documents required of Borrower under the Securities Exchange Act of 1934, as amended;

(iii) So long as a Lender owns any Securities (as defined in Section 13(a)(2)), furnish to such Lender forthwith upon request: a written statement by Borrower as to its compliance with the requirements of clauses (i) and (ii) above; a copy of the most recent annual or quarterly report of Borrower; and such other reports and documents as the Lender may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any of its Common Stock of Borrower without registration.

(i) Rights of First Refusal.

(i) Subsequent Offerings. So long as such Lender’s Note is outstanding or such Lender holds Series A Stock, each Lender shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that Borrower may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4(i)(iv) hereof. Each Lender’s pro rata share shall be equal to the ratio of (A) the number of shares of Borrower’s Common Stock (including all shares of Common Stock issued or issuable assuming full conversion of the Note and the Preferred Stock and exercise of the Warrants) of which such Lender is deemed to be a holder immediately prior to the issuance of such Equity Securities to (B) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable assuming full conversion of the Note and the Preferred Stock and exercise of the Warrants) immediately prior to the issuance of the Equity Securities (“Pro Rata Share”). The term “Equity Securities” shall mean (i) any Common Stock, preferred stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, preferred stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other security or (iv) any such warrant or right. For purposes of this Section 4(i), the term “Lender” includes any Affiliates of a Lender. A Lender shall be entitled to apportion the right of first refusal hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

(ii) Exercise of Rights. If Borrower proposes to issue any Equity Securities, it shall give each Lender written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which Borrower proposes to issue the same. Each Lender shall have ten (10) Business Days from the giving of such notice to agree to purchase up to its Pro Rata Share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to Borrower and stating therein the quantity of Equity Securities to be purchased. At the Lender’s option, a Lender may, in lieu of paying the cash purchase price for the Equity Securities, cancel all or any portion of the principal amount of its Note. Notwithstanding the foregoing, Borrower shall not be required to offer or sell such Equity Securities to any Lender or assignee thereof who would cause Borrower to be in violation of applicable federal securities laws by virtue of such offer or sale.

(iii) Issuance of Equity Securities to Other Persons. If the Lenders fail to exercise in full their rights of first refusal, Borrower shall have ninety (90) days thereafter to execute a definitive agreement whereby Borrower is obligated to sell, and the purchasers are obligated to purchase, the Equity Securities in respect of which the Lenders’ rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in Borrower’s notice to the Lenders pursuant to Section 4(i)(ii) hereof, which definitive agreement shall include a “lock-up” provision on the same terms as Section 13(c) of this Agreement. If Borrower has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4(i)(ii), Borrower shall not thereafter issue or sell any Equity Securities without first offering such securities to the Lenders in the manner provided above.

(iv) Excluded Securities. The rights of first refusal established by this Section 4(i) shall have no application to any of the following Equity Securities:

(A) a number of shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) equal to 15% of the then outstanding shares of Common Stock, assuming full conversion of any outstanding preferred stock and the Notes into shares of Series A Preferred Stock and the conversion of those shares of Series A Preferred Stock into shares of Common Stock under the Certificate of Determination, issued or to be issued to employees, officers or directors of, or consultants or advisors to Borrower or any subsidiary of Borrower, pursuant to stock purchase, stock option, stock bonus, or similar plans that are approved by the Board of Directors;

(B) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(C) securities issued in connection with any stock split, stock dividend or recapitalization by Borrower;

(D) securities issued upon conversion of the Notes or Preferred Stock or upon exercise of the Warrants;

(E) any Equity Securities issued to landlords, equipment lessors, vendors, consultants, service providers, or banks or other similar financial institutions in exchange for a bona fide lease, loan or other debt financing or in strategic transactions (including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements) or in exchange for services or products approved by the Board of Directors;

(F) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

(G) any Equity Securities issued pursuant to that certain Advisory Agreement dated November 24, 2003, as amended between the Borrower and Glenhaven Corporation.

(j) The only shares of Preferred Stock that Borrower shall issue are shares that are issuable pursuant to the terms of this Agreement and the Notes.

(k) Until the Borrower becomes a Public Reporting Company, if Charles Rice ceases to be a full time employee of the Borrower for any reason (other than illness or disability not exceeding 60 consecutive days), the Board of Directors shall elect a new Chief Executive Officer who must be approved by the Agent’s Board designee or the director elected by the holders of Series A Stock, as the case may be.

(l) The director designated by the Agent pursuant to Section 5(c)(v) of this Agreement or elected by the holders of Series A Stock will receive, for his services as a director and so long as he is deemed to be “independent” within the meaning of the federal securities laws and any applicable exchange or trading system on which Borrower’s Common Stock is listed, not less than the highest compensation paid to any other non-management member of the Borrower’s Board of Directors for services as a director.

5. Closing.

(a) Closing Date. The Loan shall be made at one or more closings (a “Closing”). The Closing of a minimum $1,000,000 Loan (the “First Closing”) shall be held at the offices of Levy, Small & Lallas, 815 Moraga Drive, Los Angeles, California 90049 at 5 p.m. on November 24, 2003. A second Closing at which up to an additional $75,000 Loan shall be made for cash consideration only (the “Second Closing”) shall be held no later than 30 days after the First Closing. A third Closing at which up to an additional $50,000 Loan shall be made by the Agent’s Board designee for cash consideration only and an additional minimum of $450,000 and maximum of $650,000 Loan shall be made for cash consideration only (collectively, the “Third Closing”) shall be held by no later than June 25, 2004. A fourth Closing at which up to an additional $300,000 Loan shall be made for cash consideration only (the “Fourth Closing”) shall be held no later than 180 days after the Third Closing. A fifth Closing at which an additional minimum of $500,000 and maximum of $500,000 Loan shall be made for cash consideration only (the “Fifth Closing”) shall be held by no later than January     , 2006. A sixth Closing at which up to an additional $75,000 Loan shall be made for cash consideration only (the “Sixth Closing”) shall be held no later than 60 days after the Fifth Closing, and thereafter, no additional Loans shall be made. The date of a Closing is referred to as the Closing Date.

(b) Delivery. Subject to the terms of this Agreement, at the Closing the Borrower will deliver an executed Note and Warrants, if applicable, to each Lender against payment of the purchase price therefor by, at the option of such Lender, a check or checks payable to the order of the Company, by wire transfer, or by cancellation of Costs (as defined in Section 9) owed by the Borrower.

(c) .Conditions to the Lenders’ Obligations. The obligation of each Lender to make its Loan at the Closing is subject to the fulfillment to its satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Lender;

provided, however, that any such waiver shall not be effective against any Lender who has not consented in writing thereto:

(i) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Borrower in Section 3 hereof shall be true and correct on and as of the Closing Date. Borrower shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

(ii) Consents and Waivers. Borrower shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the same shall be effective as of the Closing Date.

(iii) Compliance Certificate. Borrower shall have delivered a Certificate, executed by the Chief Executive Officer of Borrower, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (i) and (ii) of this Section 5(c).

(iv) Opinion of Counsel. At the First Closing and with respect to the First Closing only, Borrower shall have delivered an opinion of The Law Offices of David B. Chatfield, counsel to the Company, of the type customarily given in financing transactions of this kind, in form satisfactory to counsel to the Agent.

(v) Board of Directors. Upon the First Closing, a designee of the Agent shall have been elected to the Borrower’s Board of Directors.

(vi) Minimum Loan. The aggregate amount of the Loan made by the Lenders at the First Closing shall be at least $1,000,000.

(vii) Certificate of Determination and Amended and Restated Articles of Incorporation. With respect to the First Closing, the Borrower shall have submitted for filing with the Secretary of State of the State of California Amended and Restated Articles of Incorporation and a Certificate of Determination in the form attached as Exhibit F, and, as a condition subsequent to the Lenders’ obligations hereunder, Borrower shall deliver a certified copy of such filed Amended and Restated Articles of Incorporation and a certified copy of such filed Certificate of Determination to the Agent and its counsel within two weeks after the First Closing Date.

(viii) UCC-1 Financing Statement. The Borrower shall have executed and delivered to Agent a UCC-1 Financing Statement in form and content satisfactory to the Agent.

(ix) Satisfaction of Counsel. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Agent’s counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

6. Events of Default. Any one or more of the following shall constitute an Event of Default under the Notes:

(a) Borrower shall fail to pay any principal of or interest on any Loans or any other monetary Obligations within five (5) Business Days after the date due; or

(b) Borrower shall fail to honor the exercise of the Warrants, if such exercise complies with the terms and conditions of the Warrants, which failure is not cured within five (5) Business Days after such failure occurs; or

(c) Borrower shall fail to comply with or perform any other provision of this Agreement, the Loan Documents or any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after such failure occurs; or

(d) Borrower shall breach any of Borrower’s representations or warranties, contained in this Agreement, or any Loan Document, which breach is not cured within ten (10) Business Days after such breach occurs; or

(e) Borrower shall (i) fail to pay any indebtedness for borrowed money in excess of $50,000 owing to any Person other than Lenders, when due, unless such failure is waived in writing by such Person or cured within any applicable cure period, or (ii) otherwise be in breach or default in any of its obligations under any agreement with respect to any such indebtedness, if the effect of such breach, default or failure to pay is to cause such indebtedness for borrowed money in excess of $50,000 to become due or redeemed or permit the holder or holders of such indebtedness to declare such indebtedness due or require such indebtedness to be redeemed prior to its stated maturity, unless such breach is waived in writing by such holder or cured within any applicable cure period; or

(f) Borrower shall be in material breach or default in any of its obligations under any material contract or agreement to which it is a party, unless (i) such breach or default is waived in writing by the other parties thereto, (ii) such breach or default is cured within any applicable cure period, or (iii) Borrower in good faith disputes the other party’s assertion of the occurrence of a material breach or default by appropriate actions or proceedings promptly and diligently instituted and conducted, and promptly notifies Agent of the other party’s assertion and Borrower’s response thereto;

(g) There shall be a change in the record or beneficial ownership of, or control of, an aggregate of more than 50% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the beneficial ownership of, or ability to control, the outstanding shares of stock of Borrower as shown on Exhibit D, except for changes resulting from death or disability, transfer of shares to a trust for the benefit of the shareholder or his relatives or over which the shareholder maintains control, or with the prior written consent of the Agent; or

(h) A representative of the Lenders who shall be designated by the Agent shall not be elected as a director of Borrower and such failure shall not be cured within ten (10) Business Days; or

(i) Dissolution, termination of existence, or insolvency of Borrower; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Borrower, Borrower shall have 30 days after the date such proceeding was commenced to have it dismissed); or

(j) The occurrence of a Material Adverse Change, except that if the Material Adverse Change is curable by Borrower, Borrower shall have 30 days after the Material Adverse Change occurs to cure such Material Adverse Change.

7. Remedies.

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may (at its option), do any one or more of the following, without notice except for such notices as are required by law and as provided in this Agreement: (a) accelerate and declare all but not less than all of the Notes and the other Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (b) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agent to enter Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises, without charge by Borrower in order to complete the enforcement of its rights under this Agreement or any other agreement; (c) require Borrower to assemble any or all of the Collateral and make it available to Agent at places designated by Agent which are reasonably convenient to Agent and Borrower, and to remove the Collateral to such locations as Agent may reasonably deem advisable; (d) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agent shall have the right to use Borrower’s premises, equipment and all other property without charge by Borrower; (e) collect, receive, dispose of and realize upon any Investment Property, including withdrawal of any and all funds from any securities accounts; (f) demand payment of, and collect any Accounts, General Intangibles or other Collateral and, in connection therewith, Borrower irrevocably authorizes Agent to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Agent’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; or (g) sell, lease or otherwise dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Agent shall have the right to conduct such disposition on Borrower’s premises without charge, should the Collateral be located on Borrower’s premises, at such time or times as Agent deems reasonable, or on Agent’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Borrower recognizes that Agent may be unable to make a public sale of any or all of the Investment Property, by reasons of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale of any or all of the Investment Property for which public sale is prohibited to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Agent with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

(b) Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agent in the following order: (i) to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent in the exercise of its rights under this Agreement, (ii) to pay the Additional Amount (as defined in Section 12(e)), pro rata, to any Lender entitled thereto pursuant to Section 12(e), (iii) to any Foreclosure Costs, including Excess Costs (as defined in Section 12(e)) that have been paid or reimbursed by any Lender, (iv) to the interest due upon any of the Obligations, and (v) to the principal of the Obligations. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to the Lenders for any deficiency. If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of the cash therefor.

(c) Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower, except as expressly set forth below), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or such Lender’s Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each such Lender may have.

(d) Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement relating to the Notes, with respect to the Notes only Agent shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agent, Lenders and Borrower, and all of such rights and remedies relating to the Notes are cumulative and none is exclusive. Exercise or partial exercise by Agent of one or more of such rights or remedies shall not be deemed an election, nor bar Agent from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agent or any Lender to exercise any such rights or remedies shall not operate as a waiver thereof, but all such rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed. No Event of Default or exercise of rights or remedies as a result thereof shall affect any Lender’s other rights under this Agreement or the Warrants, all of which shall continue in full force and effect.

(e) Power of Attorney. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Agent (and any of Agent’s designated employees or agents) as Borrower’s true and lawful attorney in fact to: endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting Accounts, General Intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; for the sole purpose of enforcing its rights under this Agreement, sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Borrower, or reasonably necessary to enforce Agent’s rights or remedies or otherwise carry out the purposes of this Agreement. The appointment of Agent as Borrower’s attorney in fact, and each of Agent’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to the Lenders have been paid and performed in full.

8. Waivers and Amendments.

(a) The failure of Agent (so long as the Agent has authority pursuant to Section 12(a)) or any Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Agent or any Lender shall not waive or diminish any right of Agent or any Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.

(b) So long as the Agent has authority pursuant to Section 12(a), no amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Agent and the Requisite Lenders, do any of the following: (i) reduce the principal of, or interest on, the Notes, or any fees hereunder, or modify any provisions relating to conversion of the Notes, or any other economic terms of the Notes; (ii) change any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (iii) change the percentage of the unpaid principal amount of the Notes which shall be required for the Lenders or any of then to take action hereunder; or (iv) amend, modify or waive any provision of this Section, and provided further than no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents. After the Agent’s authority terminates pursuant to Section 12(a), neither this Agreement, nor any term hereof, may be amended, waived or terminated except by a written instrument signed by Borrower and the Requisite Lenders, and any such amendment, waiver or termination shall be binding on all Lenders. Notwithstanding the foregoing, each Lender shall have the right, without the consent of the other Lenders, to agree to any modification or amendment to its Warrant or Note, but such Lender shall give prompt written notice of the same to the other Lenders and Agent, and the Borrower, on request of any other Lender shall enter into the same modification or amendment with such other Lender as to its Warrant or Note.

(c) Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agent or any Lender on which Borrower is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement.

9. Costs; Indemnity. Borrower shall reimburse Agent, on demand, for all of the following (“Costs”): all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Agent, pursuant to, in connection with, or relating to this Agreement or its enforcement (whether or not any lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Agent incurs relating to the preparation and negotiation of this Agreement and the documents relating to this Agreement. Agent shall provide an itemized statement of Costs to Borrower, if so requested by Borrower. If either Agent, a Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs, including (but not limited to) reasonable attorneys’ fees incurred in connection therewith. Borrower shall indemnify Agent and the Lenders for any losses, claims, actions, causes of action, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees), which Agent or any other Lender may sustain or incur based upon, arising out of, or relating to this Agreement, any of the Obligations, any of the Loans, or any other present or future documents or agreements relating hereto or contemplated hereby, except any such amounts sustained or incurred as the result of the gross negligence or willful misconduct of the person to be indemnified or any of its directors, officers, employees, agents, attorneys, or any other person affiliated with or representing such person. The indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall continue in full force and effect.

10. Confidentiality. In handling any confidential non-public information provided to Agent or the Lenders by Borrower, Agent and the Lenders shall exercise the same degree of care that they exercise with respect to their own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to Affiliates of Agent or Lenders, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order (provided that, in the case of a subpoena, judicial order or similar order, Agent or the Lender shall, if practical, give written notice thereof to the Borrower so that Borrower may take appropriate action to prevent such disclosure if it wishes), (iv) as may be required in connection with the examination, audit or similar investigation of Agent or any Lender, and (v) as may be commercially reasonable in connection with the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain, or becomes part of the public domain, after disclosure to Agent or Lenders through no fault of their own; or (b) is disclosed to Agent or a Lender by a third party, provided Agent or such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

11. Notices.

(a) General. All notices under this Agreement shall be in writing and shall be deemed to have been given (a) upon receipt, when delivered by hand or by electronic facsimile transmission if sent during normal business hours and, if not, then the next Business Day, or (b) upon receipt, when delivered by overnight courier, or (c) five days after mailing by certified mail return receipt requested, addressed to each party at the addresses indicated below their signatures below.

(b) Notices of Record Date. If the Borrower shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event Borrower shall send to the Lenders and Agent:

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

12. Agency Provisions.

(a) Authorization and Action. Subject to the last sentence of this subsection (a) and the provisions of Section 12(f) hereof, each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including the power to take any action, or refrain from taking any action, in its sole and absolute discretion as to any matter that may arise under this Agreement or the Loan Documents as to which the Lenders or the Requisite Lenders are not given express authority hereunder. The Agent shall not by reason of this Agreement be deemed a trustee or fiduciary for any Lender. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement, the Agent may exercise its discretion as aforesaid or may, at its sole option, take any action, or refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided however, that the Agent shall not be required to take any action which, in Agent’s good faith judgment, exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. All action, decisions and instructions of the Agent in accordance with this Agreement shall be conclusive and binding upon all of the Lenders and their successors and assigns and Borrower shall be entitled to rely upon any instruction, notice or decision of the Agent made in accordance with this Agreement. The authority of the Agent granted hereby shall terminate on such date as all of the Notes are paid in full or converted into equity securities of the Borrower and all other monetary Obligations are paid in full.

(b) Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender or to Borrower for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the Collateral (including the books and records) of the Borrower; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability to any Lender or to Borrower under or in respect to this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

(c) Rights of Agent as a Lender. With respect to the Loans made by it or its Affiliates and the Note issued to it or its Affiliates, the Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent or its Affiliates in their individual capacities. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, and any Person who may do business with or own securities of the Borrower, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders. The Lenders expressly acknowledge and understand that the Agent is serving as a consultant to Borrower and will be compensated for its services with the Borrower’s equity securities.

(d) Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates which may come into the possession of the Agent or any of its Affiliates.

(e) Indemnification. The Lenders agree to indemnify the Agent, ratably according to the respective amounts of the original principal amount of the Notes issued to them pursuant to this Agreement, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of any of the foregoing resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, and without relieving Borrower of its obligations pursuant to Section 9, if Borrower has not reimbursed Agent in full for its Costs pursuant to Section 9 of this Agreement within ten (10) Business Days of demand therefore by Agent, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of (i) any Costs, other than Costs incurred in connection with a sale or disposition of Collateral pursuant to Section 7 hereof (“Foreclosure Costs”), not reimbursed by Borrower up to $25,000 in the aggregate for all Lenders, and (ii) Foreclosure Costs not reimbursed by Borrower up to $50,000 (less any amounts reimbursed pursuant to clause (i) (the “Maximum Indemnity”) in the aggregate for all Lenders. Any Lender (a “Participating Lender”) who voluntarily reimburses Agent for any Foreclosure Costs that exceed the Maximum Indemnity (“Excess Costs”) shall receive, to the extent of any proceeds realized pursuant to Section 7 and in addition to reimbursement of such Excess Costs pursuant to Section 7(b)(iii), such Participating Lender’s pro rata share (based on the total Excess Costs reimbursed by all Participating Lenders) of the amount of Excess Costs that would have been paid by non-Participating Lenders to reimburse Agent had all Lenders paid their ratable share (based on the principal amount of the Notes held by all Lenders) of all Excess Costs (the “Additional Amount”) in accordance with Section 7(b)(ii) hereof. The indemnity set forth in this Section 12(e) shall survive any termination of this Agreement and shall continue in full force and effect.

(f) Removal; Successor Agent. The Agent may be removed at any time upon the written consent of the Requisite Lenders, provided that the Requisite Lenders concurrently appoint a successor Agent (who shall have accepted such appointment) and give prompt notice thereof to Borrower. The Agent may resign at any time by giving at least 60 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Agent, and the removed or resigning Agent shall be discharged from its duties and obligations under this Agreement. After any Agent’s removal or resignation, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(g) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Note held by it, other than a payment made in accordance with Section 1(c) of this Agreement, in excess of its ratable share of payments on account of the Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

13. Representations, Warranties and Agreements of the Lenders.

(a) Each of the Lenders represents and warrants to Borrower and, as to Section 13(a)(1) only, to Agent, as of each Closing Date and as of the date any Lender acquires Preferred Stock as follows:

(1) It has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby.

(2) It is its present intention to acquire its Note, Preferred Stock, Maturity Shares, and Warrants for its own account and that its Note, Preferred Stock, Maturity Shares, Warrants, the securities into which the Note and Preferred Stock are convertible and the securities purchased pursuant to the exercise of the Warrant (together, its “Securities”) are being or will be acquired by it for the purpose of investment and not with a view to distribution. Each of the Lenders agrees that it will not sell or transfer any of its Securities without registration under applicable federal and state securities laws, or the availability of exemptions therefrom. Each of the Lenders agrees that the documents evidencing the Securities will each bear a restrictive legend stating that the Securities represented thereby have not been registered under applicable federal and state securities laws and referring to restrictions on their transferability and sale.

(3) It is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and it acknowledges that it currently has, and had immediately prior to its Loans hereunder, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and further acknowledges that it is able to bear the economic risk of this investment. During the course of this transaction and prior to the sale to the Lenders of the Notes hereunder, it acknowledges that it had the opportunity to ask questions of, and receive answers from, management of the Borrower concerning the terms and conditions of this investment and to obtain any additional information of the same kind that is specified in Rule 502 of Regulation D of the Securities Act, or that is necessary to verify the accuracy of the other information obtained. It has received such information as it deems necessary to enable it to make its investment decision.

(b) Restrictions on Disposition. Without in any way limiting the representations set forth in Section 13(a) above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of Borrower to be bound by this Section 13, and in addition thereto, one of the following conditions is satisfied: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) such Lender shall have (A) notified Borrower of the proposed disposition and shall have furnished Borrower with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by Borrower, furnished Borrower with an opinion of counsel, reasonably satisfactory to Borrower, that such disposition will not require registration of such securities under the Securities Act; provided, however, that Borrower will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

(c) Lock-Up Provision. Upon receipt of a written request by Borrower’s underwriters, the Lenders shall not sell, sell short, grant an option to buy, or otherwise dispose of any of the Securities (except for any such Securities included in the registration) for a period of up to one hundred and eighty (180) days following the effective date of the initial registration of Borrower’s securities which occurs before the Common Stock is Publicly Traded (other than any transfer of shares as a bona fide gift or gifts, or by will or intestacy or, if the Lender is a partnership or corporation, any distribution by such partnership or corporation to its partners or shareholders); provided, however, that such Lender shall have no obligation to enter into the agreement described in this Section 13(c) unless all executive officers and directors of Borrower and all other holders of other registration rights from Borrower enter into similar agreements. Borrower may impose stop-transfer instructions with respect to the Securities subject to the foregoing restriction until the end of said maximum 180-day period.

14. Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Agent, Lenders and Borrower shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. Any dispute arising out of or relating to this Agreement shall be determined solely and exclusively by a retired superior or federal court judge acting as a referee (“Judge”) pursuant to California Code of Civil Procedure Section 638 (or any other similar or applicable law) (the “Reference”). Borrower and Agent shall mutually agree upon a Judge. If the parties are unable to agree within ten (10) Business Days, either Agent or Borrower, upon three Business Days advance notice to the other, shall be entitled to file an application with Presiding Judge of the Los Angeles County Superior Court requesting the appointment of a Judge.

Any decision of the Judge shall contain a reasoned statement of decision explaining the basis for the decision and shall be enforceable in the Los Angeles Superior Court or any other court of competent jurisdiction. The resulting judgment of the court shall be subject to appeal and all other rights, remedies and motions that apply with respect to a judgment of a court.

While the Reference is proceeding, Lenders on the one hand, for their ratable share, and Borrower, on the other hand, shall each pay one-half of the Judge’s charges for the Judge’s services, but the Judge is vested with the discretion to allocate such charges among the parties as the Judge deems fit in the Judge’s final written decision. In the exercise of such jurisdiction, the Judge shall have, and the parties hereby vest in the Judge, the authority to award attorneys’ fees and costs to the prevailing party. As used herein, “attorneys’ fees” means the full and actual cost of any legal services actually performed in connection with the matter for which fees are sought, based upon the usual and customary fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be used in statutory or decisional law.

15. General. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower, Lenders and Agent and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith. Subject to Section 13(b), any Lender may assign all or any part of its interest in the Notes and this Agreement and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this Agreement or the Notes, without notice to, or consent of, Borrower. Borrower may not assign any rights under or interest in this Agreement without the Agent’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the respective parties’ heirs, executors, administrators, assigns and successors. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

16. Termination of Security Interest. Upon all of the Notes being paid in full or converted into equity securities of the Borrower as provided therein, and payment in full of all other monetary Obligations, the Agent and the Lenders shall take all such actions as Borrower shall reasonably request to evidence the termination of all security interests granted to Agent and the Lenders.

17. Termination of Certain Provisions. Except to the extent that representations are made as of the date(s) that any shares of Series A Stock are issued pursuant to the first sentence of Section 3, all representations in Section 3, except Sections 3(e) and 3(i), shall cease to be continuing and Borrower’s obligations pursuant to Sections 4(b), 4(c), 4(d), 4(e) and 11(b) of this Agreement shall terminate on the date all of the Notes are paid in full or converted into Preferred Stock. The representations in Sections 3(e) and 3(i) shall cease to be continuing on the later of (i) the date all of the Notes are paid in full or (ii) the date that all shares of Series A Stock have been converted or redeemed in full.

18. Survival. The representations, warranties and covenants of Borrower and the Lenders contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, any Closing Date, and any conversion of the Notes into Preferred Stock for so long as the applicable statute of limitations.

19. Separate Counsel. Charles M. Levy is a Lender (either directly or through an entity he controls) who, through his firm Levy, Small & Lallas and its contractors, has served as counsel to the Agent and, as such, has been involved in the preparation and negotiation of this Agreement and the Loan Documents. Each of the parties hereto acknowledges that (i) Mr. Levy, Levy, Small & Lallas and its contractors do not represent or owe any duties to such party, other than Agent, in the absence of a clear and explicit written agreement to such effect between such party and Levy, Small & Lallas; (ii) the undersigned has had an adequate and meaningful opportunity to review and discuss this Agreement and the Loan Documents with separate legal counsel of his own choosing, other than Levy, Small & Lallas; and (iii) no drafting inferences will be made for or against any party in connection with the interpretation or construction of this Agreement or the Loan Documents.

Agent:	Borrower:

GLENHAVEN CORPORATION	INTERMETRO COMMUNICATIONS, INC.

By	By
David Marshall, Chief Executive Officer	Title

Address for notices:	Address for notices:

Lenders:	Lenders:

Signature	Signature

Print Name	Print Name

Title if Applicable	Title if Applicable

Address:	Address:

Amount of Fifth Closing Note: ______________________	Amount of Fifth Closing Note: _________________

Amount of Sixth Closing Note: _____________________	Amount of Sixth Closing Note: __________________

Lenders:	Lenders:

Signature	Signature

Print Name	Print Name

Title if Applicable	Title if Applicable

Address:	Address:

Amount of Fifth Closing Note: ___________________	Amount of Fifth Closing Note: __________________

Amount of Sixth Closing Note: ____________________	Amount of Sixth Closing Note: ___________________

EXHIBIT A

Certain Definitions

As used in this Agreement, the following terms have the following meanings:

1.	Collateral Related Definitions.

1.1	“Collateral” means all assets of Borrower, including, but not limited to, all right, title and interest of Borrower in and to the following, whether now owned or hereafter arising or acquired and wherever located:

(a)	All Accounts;

(b)	All Inventory;

(c)	All Equipment;

(d)	All General Intangibles (including without limitation all Intellectual Property and Deposit Accounts);

(e)	All Investment Property;

(f)	All Other Property; and

(g)	Any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds and insurance proceeds of, any of the above, and all Borrower’s books relating to any of the above.

1.2	“Accounts” means “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

1.3	“Deposit Accounts” means “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

1.4	“Equipment” means “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

1.5	“General Intangibles” means “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, Deposit Accounts, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

1.6	“Intellectual Property” means all (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, service marks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

1.7	“Inventory” means “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

1.8	“Investment Property” means all investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.

1.9	“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: “documents”, “instruments”, “chattel paper”, “letters of credit”, “fixtures”, and “money”.

2.	Other Definitions.

2.1	“Affiliate” means as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

2.2	“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Los Angeles, California are required or permitted by law to close.

2.3	“Cash Equivalents’ means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $100,000,000; (iii) investments in money market funds registered under the Investment Company Act of 1940; and (iv) other instruments, commercial paper or investments acceptable to Agent in its sole discretion

2.4	“Indebtedness” means (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations as lessee under capital leases; (v) obligations under letters of credit; (vi) obligations under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (viii) obligations of third parties secured by any Liens on assets of Borrower, whether or not the obligations have been assumed.

2.5

“Investment” means as of the date of determination thereof, any payment or contribution, or commitment to make a payment or contribution, to any Person including, without limitation, property contributed or committed to be contributed to any Person, for or in connection with any acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security or any evidence of indebtedness by reason of a loan, advance, extension of credit, guaranty or other similar obligation for any debt, liability or indebtedness.

2.6	“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

2.7	“Loan Document” means any present or future document, instrument or agreement relating to this Agreement, including without limitation the Notes and the Warrants.

2.8	“Material Adverse Change” means (i) any effect that is materially adverse to the scope of Borrower’s business as described in the Confidential Memorandum, or to the results of operations, assets, liabilities or financial or other condition of Borrower, or (ii) the impairment of Borrower’s ability to perform its Obligations or of Agent’s or Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral.

2.9	“Permitted Indebtedness” means (i) Indebtedness of the Borrower under this Agreement or the Notes; (ii) Indebtedness of the Borrower subordinated on terms satisfactory to the Agent to the Obligations; (iii) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business, as presently conducted; (iv) Indebtedness secured by Permitted Liens; (v) Indebtedness arising from the endorsement of instruments in the ordinary course of business; (vi) Indebtedness existing on the date hereof and set forth on Exhibit C (and any refinancing thereof); (vii) overdrafts; (viii) corporate credit cards used for ordinary business expenses; (ix) lines of credit and other loans issued by banks or other similar financial institutions; and (x) letters of credit and similar instruments incurred in the ordinary course of business;

2.10	“Permitted Investments” means (i) Cash Equivalents; (ii) temporary advances to cover incidental expenses to be incurred in the ordinary course of business; (iii) advances to employees in accordance with procedures established by the Board of Directors in an aggregate amount outstanding at any one time not to exceed $50,000; (iv) Investments approved by the Board of Directors in accordance with the Company’s investment policy and consented to in writing by the Agent which consent or decision not to consent must be provided to the Borrower within ten (10) Business Days of Agent’s receipt of the Borrower’s written request for such consent or the Agent will be deemed to have consented; (v) deposit and savings accounts established in the ordinary course of business;

2.11	“Permitted Liens” means (i) the Liens created by this Agreement, (ii) Liens upon any equipment or other personal property acquired by Borrower to secure (A) the purchase price of such equipment or other personal property or (B) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; (iii) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings (provided, however, that such Lien does not have any priority over the security interest of the Lenders); (iv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business of Borrower; (v) Liens on goods in favor of customs and revenue authorities to secure payments of customs duties in connection with the importation of such goods; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent more than 30 days or are being contested in good faith by appropriate proceedings, (vii) any judgment, attachment or similar lien, which has been discharged or execution on which has been stayed and which has been bonded against pending appeal within 30 days of the entry thereof; (viii) Liens which constitute banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, and (ix) the interests of any lessors of Equipment to the Borrower or licensors of Intellectual Property to the Borrower.

2.12	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

2.13	“Preferred Stock” shall mean the Series A Stock and Series A-1 Stock of Borrower.

2.14	“Publicly Traded” means that the Borrower’s Common Stock is listed and trading on the OTC Bulletin Board, the Nasdaq Stock Market or a national securities exchange.

2.15	“Requisite Lenders” means at any time Lenders holding at least 66 2/3% of the then aggregate unpaid principal amount of the Notes held by all Lenders.

2.16	“Series A Stock” means the Series A Preferred Stock of Borrower having the rights, preferences and privileges set forth in the Certificate of Determination.

2.17	“Series A-1 Stock” means the Series A-1 Preferred Stock of Borrower having the rights, preferences and privileges set forth in the Certificate of Determination.

EXHIBIT B

First and Second Closing Secured Convertible Promissory Note

EXHIBIT B-1

Third and Fourth Secured Convertible Promissory Note

EXHIBIT B-2

Fifth and Sixth Closing Secured Convertible Promissory Note

EXHIBIT C

Exceptions, Executive Officers’ Compensation

3.(b)	List of wholly-owned or partially owned subsidiaries, partnerships or joint ventures of or with the Company: None.

3.(c)	List of the Company’s places of business and locations of collateral:

Places of business: Simi Valley, California,

Locations of collateral: California, Nevada, Washington, Illinois, Colorado, Arizona, Texas, Georgia, Florida, New York, Pennsylvania, Hawaii, and Virginia.

3.(h)	List of legal claims or litigation pending or (to Borrower’s knowledge) threatened against Borrower: Trade dress claim by competitor on a retail product.

3.(j)	List of Intellectual Property of the Company or outstanding options, licenses or agreements of any kind relating to the Borrower’s Intellectual Property: The Company has filed or is in the process of filing approximately three patents, twenty trademarks, and seven copyrights.

4.(c)(i)(L)	Compensation of Executive Officers of the Company:

Executive Officer/Title:	Salary for 2004:			Bonus:
Charles Rice Chief Executive Officer	up to $	220,000	(1)	(2)
Jon deOng Chief Technology Officer	$	up to 185,000	(1)	(2)
Vincent Arena Chief Financial Officer	$	up to 185,000	(1)	(2)

(1)	Officers may receive an annual increase in salary of up to 11%.

(2)	Officers shall not be eligible for bonuses while the Notes are outstanding unless agreed to by the Agent.

Exhibit A 2.9 Indebtedness of the Company: None.

EXHIBIT D

Capitalization

1.	Authorized Capital:

Common Stock	100,000,000 shares
Series A Preferred Stock	11,000,000 shares
Series A-1 Preferred Stock	11,000,000 shares
Preferred Stock-undesignated	8,000,000 shares

2.	Outstanding Shares:

40,000,000 shares controlled by Charles Rice

3.	Shares reserved:

Option pool – 8,700,000 shares

Warrant to Glenhaven Corporation – 2,631,578 shares of Common Stock

Series A Preferred Stock – 11,000,000 shares

Series A-1 Preferred Stock – 11,000,000 shares

Common Stock issuable upon conversion of Series A or Series A-1 – 11,000,000 shares

Warrants to Lenders – 6,349,659 shares of Common Stock

Warrants to Vendors – 4,193,409 shares of Common Stock

EXHIBIT E

Confidentiality and Inventions Agreement

EXHIBIT F

Certificate of Determination

and Restated Articles

EXHIBIT F-1

Amendment to Certificate of Determination

EXHIBIT F-2

Amendment to Certificate of Determination

EXHIBIT F-3

Amendment to Certificate of Determination

EXHIBIT G

[Intentionally Omitted]

EXHIBIT H

Financing Warrant

EXHIBIT H-1

Fifth and Sixth Closing Financing Warrant

EXHIBIT I

Voting Agreement